BluSky AI Inc. Announces Effective Date of 1000:1 Reverse Stock Split

Salt Lake City, Utah – April 4, 2025 – BluSky AI Inc. (OTCPink: BSAI) ( “BluSky” or the “Company”), a leading innovator in the data center industry for artificial intelligence, today announced the effective date for its previously-approved reverse stock split at a ratio of 1000:1. The reverse split took effect on March 10, 2025, following its authorization by the Company’s Board of Directors and approval by the shareholders.

The reverse stock split is intended to improve the marketability and liquidity of BluSky's common stock by consolidating every 1,000 shares of issued and outstanding common stock into one share. Fractional shares resulting from the reverse split were rounded up to the nearest whole share, ensuring that no shareholder is left with less than one share. Following the reverse split, the Company’s total number of outstanding shares was reduced proportionately.

Key details regarding the reverse stock split are as follows:

•Effective Date: 3/10/2025

•Record Date: 3/10/2025

•New CUSIP Number: 45327U302

•Impact on Trading: Beginning at market open on the Effective Date, the Company’s shares were traded on a split-adjusted basis, with a new CUSIP number assigned to the post-split shares.

BluSky remains committed to driving innovation in artificial intelligence and creating sustainable value for its shareholders. For more information on the reverse stock split or to address shareholder inquiries, please contact:

SOURCE:  BluSky AI Inc.

(OTCPink: BSAI)

https://bluskyaidatacenters.com/

5330 South 900 East, Suite 280

Salt Lake City, Utah 84117

Trent D Ambrosio CEO

info@bluskyaidatacenters.com

About BluSky AI Inc. Blusky AI Inc., headquartered in Salt Lake City, Utah, is a modular data center company dedicated to providing innovative and sustainable infrastructure solutions that power the AI revolution. BluSky AI Inc. is revolutionizing the AI compute landscape by addressing the immediate global AI supply shortage with cutting-edge, turnkey modular solutions across multiple locations. BluSky AI Inc. is transforming the way AI companies access the compute power needed to drive innovation and growth.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties.  Forward-looking statements in this news release include statements with respect to the potential and merits of the Company properties. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.